EXHIBIT 5

OPINION OF JOEL BERNSTEIN

Law Offices

JOEL BERNSTEIN, ESQ.

2666 Tigertail Avenue

Suite 104

Miami, FL 33133

Tel: 305-858-7300

Fax: 786-513-8522

August 11, 2004

American Access Technologies, Inc.

6670 Spring Lake Road

Keystone Heights, FL 32656

Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of your Common Stock (the “Shares”) to be issued pursuant to your 2004 Employee Stock Incentive Plan and 2004 Director Stock Option Plan (the “Plans”).

I have acted as your special counsel in connection with the issuance and sale of the shares pursuant to the Plans.

I am of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which will accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

I consent to the use of my name wherever appearing in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ JOEL BERNSTEIN
Joel Bernstein